                        Health Industry Investments, LLC
                                   Suite 1111
                           2600 Virginia Avenue, N.W.
                            Washington, DC 20037-1904
                                  202-342-8700
                                Fax: 202-342-8734



                                                              May 18, 2000


Mr. Frank Martin
I-Trax.com, Inc.
One Logan Square
Suite 2615
Philadelphia, PA  19103

            Re: Engagement Agreement
                Health Industry Investments, LLC #1231-00
                -----------------------------------------

Dear Frank:

         This letter confirms the agreement between I-Trax.com, Inc. and its successors and assigns ("I-Trax"), on the one hand, and Health Industry Investments, LLC and its successors and assigns ("Health Investments"), on the other hand, whereby Health Investments is engaged by I-Trax to introduce I-Trax to prospective clients interested in purchasing services and/or products from I-Trax. Such services and/or products shall include disease management and medical information systems to be implemented at healthcare providers, insurance companies, and other purchasers. An initial list of potential I-Trax clients identified by Health Investments ("Targets") is set forth in Exhibit A to this letter. Exhibit A may be amended from time to time by Health Investments, subject to I-Trax's approval, which approval shall not be unreasonably withheld.

         As consideration for Health Investments' services hereunder, I-Trax shall issue and sell to Health Investments, and Health Investments shall purchase from I-Trax, 20,000 shares of Common Stock, par value $.001 per share ("Common Stock" and such sale, the "Share Sale"). The Share Sale shall occur at such time as I-Trax shall complete a private placement of not less than 300,000 shares of Common Stock (the "Private Placement"), but in any event within ninety
(90) days of the date hereof, at a per share price equal to the lesser of (a) $2.50 and (b) the purchase price payable in the Private Placement. The Share Sale shall be made pursuant to a Subscription Agreement, which shall require Health Investments to make certain representations and warranties, including such representations and warranties as would permit the Share Sale to qualify as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder. Furthermore, I-Trax shall grant to Health Investments for its services under this Agreement non-qualified stock options (the "Options") to


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Mr. Frank Martin
May 18, 2000
Page 2

purchase an aggregate of up to 80,000 shares of Common Stock. The Options shall vest over a period of twelve consecutive months, on the 16th day of each such month, beginning on June 16, 2000 (such period, the "Period"). Options to acquire 6,666 shares of Common Stock shall vest on the 16th day of each of the initial eleven months of the Period and Options to acquire 6,674 shares of Common Stock shall vest on the 16th day the last month of the Period. The grant, exercise and termination of the Options shall be subject to the provisions of a Non-Qualified Stock Option Grant Agreement in the form attached hereto as Exhibit A. In addition to the Options grant, Health Investments shall bill I-Trax separately, on a monthly basis, for expenses (e.g. copying charges, telephone charges, travel charges, etc.) and payment shall be due within thirty
(30) days of I-Trax's receipt of an invoice in accordance with Health Investments' standard billing policies.

         I-Trax shall provide Health Investments all information reasonably requested by Health Investments related to the progress and status of I-Trax's work for each Target. I-Trax shall indemnify and hold harmless Health Investments, its directors, officers, employees and agents from any expenses (including reasonable attorneys' fees) in connection with any claim arising from services performed by I-Trax or products sold or licensed by I-Trax for a Target or from contacts between I-Trax and a Target.

         For a period of one year from the date hereof, this engagement may be terminated by Health Investments without cause at any time and by I-Trax only with "cause," as defined below. After such one year period, either party may terminate this engagement without cause at any time. For purposes hereof, "cause" shall mean Health Investments' act or failure to act that breaches its obligations to I-Trax in the good faith judgment of the Board of Directors of I-Trax.

         Health Investments acknowledges that certain non-public, confidential, proprietary information of I-Trax (the "Confidential Information") may be furnished to Health Investments. Health Investments agrees not to disclose any Confidential Information to any person who is not a partner, officer, or employee of Health Investments or a Health Investments affiliate or counsel to Health Investments, except with the prior consent of I-Trax or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative, or legislative body or committee; provided, however, that prior to making any disclosure of Confidential Information pursuant to any such subpoena or order, Health Investments will provide I-Trax with immediate prior notice to enable I-Trax to seek appropriate protective order. Information will not be deemed Confidential Information that: (1) is already in the possession of Health Investments; (2) becomes available in the public domain other than as a result of unauthorized disclosure by Health Investments, or its shareholders, officers, members, partners, employees or advisors; or (3) is not acquired from I-Trax or persons known by Health Investments to be in breach of an obligation of secrecy to I-Trax.


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Mr. Frank Martin
May 18, 2000
Page 3


         Health Investments further acknowledges that it is aware that United States securities laws prohibit any person which has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         This Letter Agreement may not be assigned by either party hereto without the other party's written consent; provided, however, Health Investments may assign this agreement to Akin Gump Health Strategies, LLC ("Strategies") without such written consent if (a) Philip D. Green holds a position of management in Strategies and (b) I-Trax is delivered written notice of such assignment ten (10) days in advance of such assignment. The terms of this Letter Agreement shall be governed and construed under the laws of the District of Columbia, notwithstanding any conflict of laws or choice of law provisions to the contrary. Venue for any action to enforce the terms of this Letter Agreement shall be in the District of Columbia.

         Please confirm that the foregoing is in accordance with I-Trax's understanding by signing and returning to Health Investments a copy of this letter, which shall become a binding agreement upon our receipt. We are pleased to assist I-Trax, and look forward to working with you and your colleagues.

                                                Sincerely,

                                                HEALTH INDUSTRY INVESTMENTS, LLC



                                                   By: /s/ Philip D. Green
                                                       ------------------------
                                                   Name: Philip D. Green
                                                   Title:

ACCEPTED AND AGREED:

I-TRAX.COM, INC.

By:  Frank A. Martin
   -------------------------------
     Frank Martin, Chairman

Date:
       -------------------------------------